Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

April 3, 2015

Retail Opportunity Investments Corp.
8905 Towne Centre Drive, Suite 108
San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Corp. (the “Company”) in connection with a registration statement on Form S-3 (File No. 333-198974) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the registration for resale from time to time by the selling stockholders named under the section “Selling Stockholders” in the Registration Statement of 3,921,314 shares (the “OP Unit Shares”) of Common Stock of the Company, par value $0.0001 per share (such class of securities, the “Common Stock”), issuable in the future to certain holders (the “OP Unit Holders”) of units of limited partnership interest (the “OP Units”) in Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), upon the redemption of such OP Units as provided in the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “Partnership Agreement”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company, the Bylaws of the Company, the Partnership Agreement, resolutions adopted by the Board of Directors of the Company, and such other corporate and partnership records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies.

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.
2.
The OP Unit Shares have been duly authorized for issuance, and if, as and when such OP Unit Shares are issued and delivered by the Company to the OP Unit Holders in redemption of such OP Units in accordance with the Partnership Agreement, such OP Unit Shares will be validly issued, fully paid and non-assessable.

The opinions set forth in this letter relate only to the Maryland General Corporation Law and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP